Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in the Registration Statement of Lordstown Motors Corp. on Form S-1, of our report dated March 25, 2020 (which includes an explanatory paragraph relating to the DiamondPeak Holdings Corp.’s ability to continue as a going concern), relating to the balance sheets of DiamondPeak Holdings Corp. as of December 31, 2019 and 2018, and the related statements of operations, changes in stockholders’ equity and cash flows for the year ended December 31, 2019 and for the period from November 13, 2018 (inception) through December 31, 2018, and to the reference to our Firm under the caption “Experts” in the Registration Statement.

/s/ WithumSmith+Brown, PC

New York, New York
November 12, 2020